Securities and Exchange Commission

100 F Street, N.E.

Judiciary Plaza

Washington, DC  20549

Ladies and Gentlemen:

  I hereby authorize Stacy L. Fox, General Counsel and Corporate

Secretary, or any Assistant Secretary, or their respective successors in office, to sign and file on my behalf SEC Forms 3, 4 and 5 or any other SEC forms relating to changes in beneficial ownership of securities of DowDuPont.  This authorization shall remain in effect as long as I am a director of DowDuPont unless it is earlier specifically revoked by

me.

       Very truly yours,

       /s/ Lee M. Thomas

       Lee M. Thomas

            Director

       September 5, 2017

       Date